                                                                    Exhibit 12.1

                                   AT&T Corp.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)
                                  (Unaudited)


                                       For the six
                                       months ended     For the years ended December 31,
                                       June 30, 2002   2001    2000     1999      1998     1997
                                       -------------   ----   ------   -------   ------   ------
Income from continuing operations
  before income taxes                         --         --   $2,414   $10,781   $8,151   $6,888
Add distributions of less
  than 50% owned affiliates                   --         --       12        73       61        4
Add fixed charges, excluding
  capitalized interest and
  dividend requirements on
  subsidiary preferred stock and
  interest on trust preferred
  securities                                  --         --    3,203     1,709      479      534
Total earnings from continuing
  operations before income taxes
  and fixed charges                           --         --   $5,629   $12,563   $8,691   $7,426
Fixed Charges:
Total interest expense                        --         --   $2,964   $ 1,503   $  293   $  304
Capitalized interest                          --         --      177       143      106      100
Interest portion of rental
  expense                                     --         --      239       206      186      230
Dividend requirements on
  subsidiary preferred stock and
  interest on trust preferred
  securities                                  --         --      353       179       --       --
Total fixed charges                           --         --   $3,733   $ 2,031   $  585   $  634

Ratio of earnings to fixed
  charges                                    (a)        (a)      1.5       6.2     14.9     11.7



(a) AT&T's loss for the six months ended June 30, 2002, and the year ended December 31, 2001 was inadequate to cover fixed charges, dividend requirements on subsidiary preferred stock and interest on trust preferred securities in the amount of $16.4 billion and $1.6 billion, respectively.